EXHIBIT 99.4

February 4, 2011

Board of Directors

AGL Resources, Inc.

10 Peachtree Place NE

Atlanta, GA 30309

Re:	Initially Filed Registration Statement on Form S-4 of
AGL Resources, Inc., filed February 4, 2011 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated as of December 6, 2010, with respect to the fairness from a financial point of view to AGL Resources Inc. (the “Company”) of the Consideration (as defined in the opinion letter) to be paid by the Company in respect of each share of common stock, par value $2.50 per share, of Nicor Inc. (“Nicor”) pursuant to the Agreement and Plan of Merger, dated as of December 6, 2010, among the Company, Apollo Acquisition Corp., a wholly-owned subsidiary of the Company, Ottawa Acquisition LLC, a wholly-owned subsidiary of the Company, and Nicor.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY — Opinion of AGL Resources’ Financial Advisor”, “RISK FACTORS — The opinions rendered to the boards of directors of AGL Resources and Nicor by the parties’ respective financial advisor were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions.”, “THE PROPOSED MERGER — Background of the Merger”,

Board of Directors

AGL Resources, Inc.

February 4, 2011

Page Two

“THE PROPOSED MERGER — Recommendation of the AGL Resources Board and its Reasons for the Merger”, and “THE PROPOSED MERGER — Opinion of AGL Resources’ Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)